Exhibit 99.1

                Benihana Inc. Reports 7.9% Increase in
 Second Quarter Comparable Sales; Total Revenues for Period Advanced
                       13.6%, to $54.3 Million

    MIAMI--(BUSINESS WIRE)--Oct. 17, 2005--Benihana Inc. (NASDAQ:BNHNA and BNHN), operator of the nation's largest chain of Japanese and sushi theme restaurants, today announced a 7.9% increase in company-wide comparable sales for the twelve-week second quarter which ended October 9, 2005. Total revenues increased 13.6%, to $54.3 million over the corresponding year-ago second fiscal quarter.
    "This strong performance is especially significant since it fundamentally reflected increased customer traffic at all our concept restaurants despite a number of cross currents in the economy including decreases in the consumer confidence index, higher energy costs and the hurricanes in the Gulf of Mexico. Due to temporary closures in the South Florida and Houston markets as a result of Hurricanes Katrina and Rita, a total of 22 restaurant operating days were lost during the quarter. All geographic segments contributed to the gains in comparable sales with no significant menu price increases," said Joel A. Schwartz, President and CEO.
    Comparable sales growth at the teppanyaki restaurants was 6.4% and is lapping the price increases of 2.5% to 3.0%, instituted in the second fiscal quarter of last year. Average menu price increases in the recent quarter were under 1%, resulting primarily from spot increases in the new menus that accompany the new POS system rollout in the Company's restaurants. RA Sushi comparable sales rose 29.8% and for Haru comparable sales gained 1.7%. At the one Doraku unit, comparable sales increased 38.9%,
    Comparable customer counts nationwide for all concepts increased 5.1%. Comparable sales rose in every geographic region in which the Company operates.
    The Company reported that commodity prices continued to not have a significant impact during the quarter, and that the rollout of the aforementioned POS system was contributing to increasingly effective cost controls.

    About Benihana

    Benihana, now in its 41st year operates 72 restaurants nationwide, including 56 Benihana teppanyaki restaurants, seven Haru sushi restaurants, eight RA Sushi Bar Restaurants and one Doraku restaurant. Under development at present are eight restaurants - two Benihana teppanyaki restaurants and six RA Sushi restaurants. In addition, a total of 21 franchised Benihana teppanyaki restaurants are now open or under development in the U.S. and Latin America.

    Statements in this press release concerning the Company's business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under Federal Securities Laws. "Forward-looking statements" are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, changes in customers' tastes and preferences, acceptance of the Company's concepts in new locations, obtaining qualified personnel, industry cyclicality, fluctuations in customer demand, the seasonal nature of the business, fluctuations of commodities costs, the ability to complete construction of new units in a timely manner, obtaining governmental permits on a reasonably timely basis, and general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release, including the litigation commenced by Benihana of Tokyo, Inc.


    CONTACT: Benihana Inc.
             Joel A. Schwartz or Michael R. Burris, 305-593-0770 or
             Corporate Relations
             Anreder & Company
             Steven Anreder, 212-532-3232